Exhibit  99.1

FTS WIRELESS CLOSES ACQUISITION, COMPANY MEETS ESTIMATES NEARLY TWO MONTHS AHEAD OF SCHEDULE


YARDLEY, Pa., November 4, 2003 (PRIMEZONE) -- FTS Wireless, Inc., (OTCBB:FLIP) a full service retail wireless company announced today that it has acquired the assets of Brandon, Florida based Pagers N Phones, Inc. The acquisition is the third deal FTS has closed during 2003.

Early this year FTS management announced plans to acquire or open 4 wireless locations by the end of 2003, the company has made good on that comment by closing three acquisitions in 2003 and opening an additional location serving the Suburban Philadelphia Market. The company has converted 2 of its four locations into Wi-Fi Hot Spots and will convert all four locations by the end of the year.

FTS Chairman and CEO Mr. Scott Gallagher commented, "With this acquisition we are nearly two months ahead of the estimates we issued our shareholders earlier this year relating to the development of our wireless business. We are operating ahead of schedule and look forward to an exciting fourth quarter."

ABOUT  FTS  WIRELESS,  INC.

Tampa based FTS Wireless, Inc. is a wholly-owned subsidiary of FTS Apparel, Inc. FTS Wireless, Inc. is a diversified wireless company that markets traditional and pre-paid wireless, Wi-Fi and other related products and services through agreements with its strategic partners to customers in the Florida Gulf Coast region as well as New Jersey and Pennsylvania. Through its e-commerce site, FTS Wireless markets to customers worldwide. For additional information about FTS Apparel, Inc. or its subsidiary, please visit our website at www.FTSWireless.com or review our periodic filings with the Securities and Exchange Commission at http://www.sec.gov.


Forward-Looking  Statements
Included in this release are certain "forward-looking" statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, including continued maintenance of favorable license arrangements, success of market research identifying new product opportunities, successful introduction of new products, continued product innovation, the success of enhancements to the Company's brand image, sales and earnings growth, ability to attract and retain key personnel, and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions, such as terrorism. Information with respect to important factors that should be considered is contained in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.
CONTACT:  FTS  Wireless,  Inc.

          Scott  Gallagher
          (215)  943-9979
          IR@FTSWireless.com

          Investor  Contact
          Cinapsys,  Inc.
          Todd  Gilligan
          (949)  497-6684
          todd@cinapsys.com